Exhibit 99.1

News Release

Investor Relations: Bill Bradley, +1 203 563 3159

Media Relations: Susan Duffy, +1 646 654 5444

THE NIELSEN COMPANY REPORTS THIRD QUARTER 2009 RESULTS

New York, USA – November 12, 2009 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the three and nine months ended September 30, 2009.

Reported revenues for the three months ended September 30, 2009 were $1,250 million, a decrease of 1% over reported revenues for the three months ended September 30, 2008 of $1,260 million. Excluding the impact of currency fluctuations*, revenues for the three months increased 3%.

Reported operating loss for the three months ended September 30, 2009 was $393 million compared to operating income of $124 million for the three months ended September 30, 2008. These results were negatively impacted by a non-cash charge related to the impairment of goodwill and intangible assets of $582 million and the impact of fluctuations in foreign currency exchange rates, partly offset by lower restructuring. Adjusting for these items, operating income, on a constant currency basis*, increased 16%.

Reported revenues for the nine months ended September 30, 2009 were $3,610 million, a decrease of 4% over reported revenues for the nine months ended September 30, 2008 of $3,778 million. Excluding the impact of currency fluctuations*, revenues for the nine months increased 2%.

Reported operating loss for the nine months ended September 30, 2009 was $100 million compared to operating income of $408 million for the nine months ended September 30, 2008. The 2009 results included a non-cash charge related to the impairment of goodwill and intangible assets of $582 million as well as $9 million of charges relating to restructuring costs. The 2008 results included $62 million of charges relating to restructuring costs. Adjusting for these items, operating income, on a constant currency basis*, increased 12%.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,311 million for the twelve month period ended September 30, 2009. Covenant EBITDA is a non – GAAP measure. See “Covenant EBITDA” below for a reconciliation of Loss from continuing operations of $1,028 million for the twelve months ended September 30, 2009 to Covenant EBITDA.

As of September 30, 2009, total debt was $8,745 million, and cash balances were $409 million. Capital expenditures were $204 million for the nine months ended September 30, 2009, compared with $253 million for the nine months ended September 30, 2008.

Conference Call and Webcast

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer Brian J. West, at 9:00 a.m. U.S. Eastern Standard Time (EST) on Thursday, November 12, 2009. The call will be audio-webcast live at http://en-us.nielsen.com/main/about/investor_relations and an archive will be available on the website after the call. In addition, a link to the company’s quarterly financial report on Form 10-Q has been posted at http://en-us.nielsen.com/main/about/investor_relations.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About The Nielsen Company

The Nielsen Company is a global information and media company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and business publications (Billboard, The Hollywood Reporter, Adweek). The privately held company is active in approximately 100 countries, with headquarters in New York, USA. For more information, please visit, www.nielsen.com.

NOTE: Additional detail regarding results (tables, etc.), can be found in the PDF download version of this release.

*	Constant currency growth rates eliminate the impact of year-over-year foreign currency fluctuations.

Results of Operations – Three Months Ended September 30, 2009 and 2008

The following table sets forth, the amounts included in our Condensed Consolidated Statements of Operations for the three months ended September 30, 2009 and 2008:

	Three Months Ended September 30, (unaudited)
(IN MILLIONS)	2009	2008
Revenue	$1,250	$1,260

Cost of revenues, exclusive of depreciation and amortization shown separately below	535	548
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	383	414
Depreciation and amortization	145	128
Impairment of goodwill and intangible assets	582	—
Restructuring (credits)/costs	(2)	46

Operating (loss)/income	(393)	124

Interest income	2	4
Interest expense	(170)	(163)
Loss on derivative instruments	(21)	(38)
Foreign currency exchange transaction (losses)/gains, net	(21)	124
Other (expense)/income, net	(1)	1

(Loss)/income from continuing operations before income taxes and equity in net loss of affiliates	(604)	52

Benefit/(provision) for income taxes	111	(10)
Equity in net loss of affiliates	(33)	(1)

(Loss)/income from continuing operations	(526)	41

Discontinued operations, net of tax	—	—

Net (loss)/income	(526)	41

Less: net income/(loss) attributable to noncontrolling interests	1	(1)

Net (loss)/income attributable to The Nielsen Company B.V.	$(527)	$42

Results of Operations – Nine Months Ended September 30, 2009 and 2008

The following table sets forth, the amounts included in our Condensed Consolidated Statements of Operations for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30, (unaudited)
(IN MILLIONS)	2009	2008
Revenue	$3,610	$3,778

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,536	1,671
Selling, general and administrative expenses exclusive of depreciation and amortization shown separately below	1,169	1,267
Depreciation and amortization	414	370
Impairment of goodwill and intangible assets	582	—
Restructuring costs	9	62

Operating (loss)/income	(100)	408

Interest income	6	14
Interest expense	(486)	(485)
Loss on derivative instruments	(54)	(5)
Foreign currency exchange transaction gains, net	10	43
Other expense, net	(14)	(2)

Loss from continuing operations before income taxes and equity in net loss of affiliates	(638)	(27)

Benefit for income taxes	133	5
Equity in net loss of affiliates	(25)	—

Loss from continuing operations	(530)	(22)

Discontinued operations, net of tax	—	(3)

Net loss	(530)	(25)

Less: net income attributable to noncontrolling interests	2	—

Net loss attributable to The Nielsen Company B.V.	$(532)	$(25)

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the twelve months ended September 30, 2009, to Covenant EBITDA as defined below per our senior secured credit facilities:

(IN MILLIONS)	Covenant EBITDA Twelve Months ended September 30, 2009 (unaudited)
Loss from continuing operations	$(1,028)
Interest expense, net	632
Benefit for income taxes	(124)
Depreciation and amortization	548

EBITDA	28
Non-cash charges	1,012
Unusual or non-recurring items	136
Restructuring charges and business optimization costs	78
Sponsor monitoring fees	12
Other	45

Covenant EBITDA	$1,311

Note: Covenant EBITDA is a non-generally accepted accounting principle (“GAAP”) measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facility as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations.

In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.